EXHIBIT I
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                AGREEMENT BETWEEN M. KEITH IVES AND MAXXON, INC.
                ------------------------------------------------

     This Agreement ("Agreement") is entered into and effective this 31st day of December 1997 by and among M. Keith Ives("Keith Ives"), Ives Health Company, Inc. ("Ives"), Gifford Mabie ("Mabie"), and Maxxon, Inc. ("Maxxon").

     Whereas, Ives and Maxxon completed a share exchange in August, 1997 pursuant to which Ives became a wholly owned subsidiary of Maxxon; and

     Whereas, the parties have concluded that it is in their mutual best interests and the interests of their shareholders to enter into this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Formation of Newco. Upon execution of this Agreement, Maxxon will organize a new corporation ("Newco") under Oklahoma law with an authorized capitalization of 50,000,000 shares of common stock, par value $.001 per share, whose name shall be Ives Health Company, Inc.. Keith Ives shall designate the directors and officers of Newco. Maxxon will change the name of its current subsidiary and make the name "Ives Health Company, Inc." available to this new corporation.

     2. Resignation of Keith Ives. Upon execution of this Agreement, Keith Ives agrees to resign as a director, officer, employee, agent, and representative of Maxxon in every other capacity and as a director, officer, employee, agent and representative of The Health Club, Inc. and in every other capacity of The Health Club, Inc.

     3. Initial Business Plan for Newco.

     (a) The parties agree to issue at par 7,000,000 shares of common stock to Keith Ives. The parties agree to issue, in a stock for stock tax free reorganization, 1,700,000 shares of Common Stock of Newco in exchange for all the issued and outstanding shares of Ives. Simultaneously, and as consideration for the above stock exchange, Keith Ives agrees to surrender to Maxxon 275,360 shares of Maxxon Common Stock owned by him, so that thereafter he shall personally own of record 80,000 shares of Maxxon Common Stock.

     (b) The parties agree that Newco will immediately commence to conduct a private offering under SEC Regulation D, Rule 504 to sell up to 1,000,000 shares of Newco for $1.00 per share for up to $1,000,000 less costs and expenses thereof ("Offering"). Newco shall bear all the costs and expenses in connection with the Offering, including all printing, copying, mailing, shipping, filing fees, and federal and state compliance expenses, and related brokerage and finder's fees, expenses and commissions.

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     (c) In connection with the Offering, Maxxon agrees to introduce to Newco at least 5 persons who might agree to assist Newco in the conduct of the Offering for a fee upon terms and conditions which shall be agreed to by Keith Ives.

     (d) Maxxon agrees to assist Newco in drafting a private offering memorandum, including projections generated from information supplied by Newco, for use by Newco in the conduct of the Offering and supplying Ives/Newco a copied disk of the Offering. All the information in the private placement memorandum shall be provided by Newco and Keith Ives. The parties agree that Maxxon is rendering its services to Newco in connection with the Offering memorandum solely as an accommodation to Newco and as an independent contractor for no fee whatsoever. It is expressly agreed that the content of the private placement memorandum is solely the product of Newco, for which Newco is solely responsible; and Maxxon shall have no responsibility or liability in connection with the Offering for any reason whatsoever, including assisting Newco in preparing disclosure documents. The failure to disclose any facts and the omission of disclosures from the private placement memorandum is a matter within the sole discretion of Newco and Keith Ives and is not the determination of or within the power or discretion of Maxxon in any respect.

     (e) Newco and its officers, directors, agents, employees and representatives shall be solely responsible for the compliance with federal and state securities laws in connection with the Offering, including the filing of notice of Form D and all applicable state law requirements in connection therewith. Maxxon will assist and consult with this and all applicable compliance and filings.

     (f) The parties agree that neither Maxxon nor any of its directors, officers, employees, agents, or representatives shall have any responsibility or liability for any matter relating to the Offering; and Newco agrees to indemnify and hold them harmless therefrom. (g) As soon as reasonably appropriate and after substantial completion of the Offering, Maxxon agrees to assist Newco in the preparation of a filing with the SEC under Section 15c211 of the Securities Exchange Act of 1934; provided all information contained therein shall be supplied by Newco; and further provided, neither Maxxon nor any of its directors, officers, employees, agents or representatives shall have any responsibility or liability for the content thereof in connection therewith.

     (h) Mabie agrees to consult with Newco and Keith Ives for up to 25 hours after the execution of this Agreement; provided the times at which such consulting services shall be rendered shall be at mutually agreed times and further provided Mabie shall have no liability with respect to any advice given or information provided during such consulting services.

     4. Option to Unwind Maxxon's Acquisition of The Health Club, Inc. Maxxon hereby grants Keith Ives the right for two years from the date of execution of this Agreement to unwind Maxxon's acquisition of The Health Club, Inc. by paying Maxxon the $10,000 paid to Keith Ives and by returning to Maxxon the 35,000 shares of Maxxon Common Stock issued to Keith Ives in connection with Maxxon's acquisition thereof.

     5. Distribution Agreement. Maxxon agrees to propose, execute, deliver and enter into a distribution agreement with Newco granting Newco a non-exclusive right to sell the Maxxon Safety

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Syringe(TM) for a period of five years after the date hereof containing standard wholesale prices and upon terms no less favorable to Newco than to any other distributor purchasing the same volumes, upon the same terms and subject to other applicable requirements. Newco shall be granted the ability to verify the terms and/or contracts of other distributors.

     6. Payment of Outstanding Invoice. Maxxon agrees to pay the outstanding invoices, invoiced to Ives from Frederick K. Slicker and Cross & Robinson, CPA to Ives before this agreement can be finalized.

     (a) All information, documents, etc.. in the possession of Cross & Robinson, CPA, that was removed from Ives CPA, E. Carolyn Tolmans' office must be returned to Ives before this agreement can be finalized.

     (b) Regarding this transaction, Ives is responsible for payment to Russell Barber, Attorney at Law and Maxxon is responsible for payment to Frederick K. Slicker, Attorney at Law and/or any other counsel.

     7. No Restrictions upon Ives, Newco or Keith Ives. The parties agree that upon execution and delivery of this Agreement there shall be imposed by Maxxon no restrictions of any kind upon Ives, Keith Ives, or Newco.

     8. Transfer Restrictions of Maxxon Shares. This Agreement shall have no adverse effect upon any applicable transfer restrictions under SEC Rule 144 or otherwise to the extent such provisions are available.

     9. Release. The parties agree that the execution and delivery of this Agreement constitute a full and complete general release, settlement, discharge, accord and satisfaction by Newco, Keith Ives, Ives, on the one hand, and by Mabie and Maxxon, on the other hand, and their respective directors, officers, employees, agents, partners, representatives, successors, and assigns, from and against any and all claims, actions, causes of action, rights, obligations, debts, duties, demands, damages or liabilities of every kind, character and description, whatsoever, whether known or unknown, actual or contingent, from the beginning of time through the date hereof, except as Keith Ives/Ives may bring action against Maxxon/Mabie in the event Keith Ives/Newco are sued by third parties which have as its basis any allegations attributable to or resulting from the actions of Maxxon/Mabie.

     10. Full Settlement. Each party hereto represents and acknowledges to the other that it has read and understands the terms, conditions and legal effect of this Agreement; that it has been represented by counsel of its own choosing in connection herewith; that its counsel is competent and has explained the meaning and legal effect of the terms of this Agreement to its satisfaction; that this Agreement is made voluntarily without any promise, inducement, threat, coercion or intimidation of any kind, character and description from anyone; and that the execution and delivery of this Agreement constitutes a full and final general release, accord, satisfaction, acquittal, compromise, adjustment, adjudication, reimbursement, restitution, discharge and settlement of all claims by Keith Ives and Ives, on the one hand, and Mabie and Maxxon, on the other hand, and vice versa, which either has or may have against the other. This Agreement does not constitute an admission of

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wrongdoing or of liability for any reason  whatsoever.  The Agreement may not be used for any purpose whatsoever except to reflect the settlement of the parties as set forth herein.

     11. Covenant not to Disparage. Keith Ives, Newco and Ives, on the one hand, and Mabie and Maxxon, on the other hand, agree not to make untrue or disparaging statements with respect to each other.

     12. Confidentiality with respect to this Agreement. The parties agree to keep confidential the terms of the Agreement to the extent permitted by law and not to disclose the terms hereof to any person without the written consent of the other parties except as required by law. In the event any lawful process, action, subpoena or other process is commenced against any party hereto which seeks in whole or in part the disclosure of all or any portion of the terms and conditions of this Agreement, the party against whom such disclosure agrees to:
(1) promptly and before any such disclosure is made notify the other parties to this Agreement of the nature and of such request; (2) seek by all appropriate means a protective or other order preventing such disclosure; (3) cooperate fully with the other parties in seeking a protective order preventing such disclosure; (4) respond by stating that the information is covered by a confidentiality agreement which cannot be disclosed without an order from a court or competent jurisdiction requiring such disclosure; and (5) decline to make any such disclosure unless and until ordered to do so by a court of competent jurisdiction.

     13. Binding Effect. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against, all the parties and their respective heirs, legal representatives, successors and assigns.

     14. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one agreement. The parties agree that faxed signed copies of this Agreement shall have the same force an effect as originals.

     15. Representations. Each individual executing this Agreement on behalf of a corporation or other entity represents and warrants that he has express authority to bind, enter and deliver this Agreement on behalf of that entity which he represents and that this Agreement is valid, binding and enforceable in accordance with its terms.

     16. Non Compete Clause. Maxxon/Mabie or its successors may not enter into any negotiations or attempt to buy products or the actual operations of Cap Tabs NFM, Inc. 5660 Eastgate Drive, San Diego, CA 92121 and /or Summa Rx Laboratories, Inc., 15840 FM Rd. #3028, Mineral Wells, TX 76067. Additionally, Maxxon/Mabie or it successors may not use any information attained from Keith Ives/Ives to start, fund or induce start up of any competitive business, for a period of five (5) years in any areas where Ives conducts its business, including but not limited to the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives effective the 31st day of December 1997.

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MAXXON, INC.                                    IVES HEALTH COMPANY, INC.


By:_____________________________                By:___________________________
Gifford Mabie, President                        M. Keith Ives, President


________________________________                ______________________________
Gifford Mabie, individually                     M. Keith Ives, individually

(Please note this is a word-processed copy of the executed agreement; therefore, signatures will not appear on this document.)